Exhibit 107

Calculation of Filing Fee Table

Form F-4

(Form Type)

Heidmar Maritime Holdings Corp.

Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)

Newly Registered Securities

Fees to Be Paid	Equity	Common shares, par value $0.01 per share(4)	457(c) and 457(f)(1)	N/A	N/A	$4,399,562(6)	0.00015310	$637.58

	Equity	Common shares, par value $0.01 per share(5)	457(f)(2)	N/A	N/A	$18,304,209(7)	0.00015310	$2,802.37

Carry Forward Securities

		—	—	—	—	—		—

	Total Offering Amounts							$3,475.95

	Total Fees Previously Paid							—

	Net Fee Due							$3,475.95

(1)

All securities being registered are issued by Heidmar Maritime Holdings Corp., a company organized and existing under the laws of Marshall Islands, in connection with the proposed business combination among Holdings, Heidmar Inc., MGO Global, Inc., HMR Merger Sub Inc., and the shareholders of Heidmar, as described in the proxy statement/prospectus included in the registration statement to which this filing fee table is attached. Capitalized terms used but not defined in this filing fee table have the respective meanings given to them in the proxy statement/prospectus.

(2)

Pursuant to Rule 457(o) promulgated under the Securities Act, the registration fee is being calculated based on the maximum aggregate offering price of all the securities listed in the Calculation of Filing Fee table.

(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.
(4)	Consists of Holdings Shares to be issued to MGO Stockholders in exchange for their MGO Shares pursuant to the Business Combination Agreement.
(5)

Consists of Holdings Shares to be issued to the Heidmar Shareholders in exchange for their Heidmar Shares and to Maxim as compensation under its Advisory Agreement with MGO, in each case pursuant to the Business Combination Agreement, including any Earnout Shares that may be issued after the Closing of the Business Combination.

(6)

Pursuant to Rule 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the market value of the MGO Shares to be received by Holdings in the Business Combination. Pursuant to Rule 457(c) this is calculated as the product of the number of MGO Shares being exchanged in the Business Combination multiplied by the market price of an MGO Share. As of December 19, 2024, the maximum aggregate offering price was equal to $4,399,562, which is the product of (a) $1.515 (the average of the high ($1.77) and low ($1.26) trading prices of MGO Shares on the Nasdaq Capital Market on December 19, 2024, a date within five business days prior to the initial filing of this registration statement), multiplied by (b) 2,904,001 MGO Shares outstanding on December 19, 2024.

(7)

Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the aggregate book value of the Heidmar Shares that will be exchanged for Holdings Shares in the Business Combination. This is computed to be $18,304,209 based on the unaudited financial statements of Heidmar as of June 30, 2024, the latest practicable date prior to the filing of the registration statement to which this filing fee table is attached.